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                                             Exhibit 10(a)

THE ADVEST GROUP, INC.
90 State House Square
Hartford, CT  06103



                                       January 28, 1999



Allen Weintraub
President and Chief Executive Officer
The Advest Group, Inc.
90 State House Square
Hartford, CT  06103

     Re: Amendment to Employment Agreement

Dear Allen:

     The Board of Directors of The Advest Group, Inc. has adopted a resolution, a copy of which is attached, authorizing me to send you this letter implementing and amending the terms of the Amended and Restated Employment Agreement between The Advest Group, Inc. ("Advest") and you dated November 30, 1995 (the "Employment Agreement").
Except to the extent as modified below, the Employment Agreement shall remain in full force and effect.
Capitalized terms used herein shall have the same meaning as used in the Employment Agreement.

     The Employment Agreement is implemented and amended as follows:

1. Extension of Continuation of Employment. Your full-time employment in your present position as Chief Executive Officer shall be extended through March 31, 1999 with the same compensation and benefits you are receiving as of the date of this Agreement. You shall step down from the position as Chief Executive Officer as of April 1, 1999 and commence full-time employment with Advest in accordance with
Section 6 of the Employment Agreement. Your bonus for the fiscal year in which you stepped down from the position of Chief Executive Officer shall be in an amount equal to fifteen percent (15%) of the bonus pool for that fiscal year.

2. Post-Employment Services. Immediately upon stepping down from your present position as Chief Executive Officer under Paragraph 1 above, you will commence
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employment services pursuant to Section 6 of the Employment
Agreement; provided however, that the services rendered by you pursuant to Section 6 of the Employment Agreement shall be services rendered as an employee of Advest rather than as an independent contractor. Until further written direction from Advest, your initial services shall include your continuing to act as Chairman and a Member of the Board of Directors of Advest and as a member of the boards of directors of such subsidiaries and affiliates of Advest as you presently occupy. Also, immediately upon stepping down from your present position as Chief Executive Officer under Paragraph 1 above, you shall become eligible to receive supplemental retirement benefits in accordance with Section 7 of the Employment Agreement. The amount of the benefit described in Section 7(a)(i) of the Employment Agreement shall be treated for all purposes to be an amount equal to $200,000. Pursuant to Section 9(a) of the Employment Agreement, you have elected not to take a J&S Annuity, but instead to receive the payments over a ten year period as provided pursuant to Sections 6, 7 and 8 of the Employment Agreement.

3. Continuation of Benefits. Notwithstanding any provision to the contrary contained herein or in the Employment Agreement, upon stepping down from your present position as Chief Executive Office under Paragraph 1 above and while you are providing or available to provide services pursuant to
Section 6 of the Employment Agreement, you shall be treated as a full-time employee of Advest, and as such shall continue to be eligible for participation and shall continue to participate in all Advest-sponsored incentive, savings and retirement plans, and, subject to paragraph 4 of this Agreement, shall continue to receive benefits under all welfare benefit plans, practices, policies and programs provided by Advest (including, and without limitation, medical, prescription, dental, disability, employee life, group life, dependent life, accidental death and travel insurance plans and programs) applicable to other senior Advest executives.

4. Medical Benefits. Upon stepping down from your present position as Chief Executive Officer under Paragraph 1 above, you and your wife (and in the event you predecease your wife, your wife only), shall continue to be eligible and be entitled to participate in all medical, prescription and dental plans and programs sponsored by Advest which are in effect from time to time for senior Advest executives paying amounts active full-time employees pay for such coverage until, with respect to coverage for you and your wife while you are alive, the later of you attaining age 65 or your termination of rendering or being available to render services under Section 6 of the Employment Agreement, and with respect to coverage for your wife after your death, until your wife attains age 65. If for any reason Advest fails to provide you and your wife with coverage in all medical, prescription and dental plans and programs sponsored by Advest, which are in effect from time to time for senior Advest executives as required by the immediately preceding sentence, Advest shall pay you and your wife as applicable an amount in cash sufficient to provide you and your wife after you pay any applicable taxes on such payment with sufficient funds to provide you with benefits equivalent to those you and your wife would have received had Advest provided such coverage. After such time Advest agrees to use its best efforts to cause you and your wife
(or your wife only if
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you should predecease her) to be eligible for coverage under all its medical, prescription and dental plans and programs sponsored by Advest which are in effect from time to time for senior Advest executives provided that you or your wife, as the case may be, elect to pay the full per capita cost to Advest of such coverage.

5. Stock Options. After stepping down from your present position as Chief Executive Officer under Paragraph 1 above and while you are providing or being available to provide services pursuant to Section 6 of the Employment Agreement, in accordance with your continued treatment as a full-time employee of Advest, you shall continue to be permitted to hold and to exercise all outstanding stock options for the
full unexpired term of such options.   Further, Advest
agrees to take whatever steps are necessary or helpful to assure that you continue to have full rights to hold and to exercise your unexercised stock options. If you refuse to be available to provide services pursuant to Section 6 of the Employment Agreement, die or become disabled or have your employment with Advest terminated for Cause, your rights to continue to exercise your outstanding options to purchase Advest stock shall terminate in accordance with the applicable stock option plan and grant documents.

6.  Office Services.  While providing services pursuant to
Section 6 of the Employment Agreement, Advest agrees to provide the following for you:

     (a) an office, secretarial services, a computer and other office equipment, all as comparable to that provided from time to time to other senior Advest executives; and

     (b)  an executive parking space at Advest's offices.

7. Charitable Contributions. While providing or being available to provide services pursuant to Section 6 of the Employment Agreement, you shall have the right to designate from Advest's charitable contribution budget each year, the recipient or recipients of $50,000 of charitable
contributions subject to the following:   (i) that the chief
executive officer of Advest consent (which consent shall not be unreasonably withheld or delayed) to your designation of the recipient; and (ii) that you cooperate with Advest and Advest's chief executive officer to assure that Advest and Advest's chief executive officer achieve the optimal quality of relationship with the recipient and any other resulting relationship and utilize to the optimal extent such charitable contribution and resulting relationships. To the extent Advest's annual charitable contribution budget is decreased or increased from the budget in place at the time of this Agreement, the $50,000 amount referred to above shall be equitably adjusted by the chief executive officer of Advest.

8. Other Activities. While providing or being available to provide services pursuant to Section 6 of the Employment Agreement, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational
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institutions, manage personal investments and engage in
such other business activities as you desire (and keep all such remuneration received therefrom), provided that (i) such activities do not materially interfere with the performance of your services pursuant to Section 6 of the Employment Agreement, and (ii) the chief executive officer of Advest consents to the performance of such activities (which consent shall not be unreasonably withheld or delayed).

     Please sign the enclosed acknowledgment copy of this letter confirming your agreement with the terms of this letter.

                         Very truly yours,

                         /s/ Richard G. Dooley

                         Richard G. Dooley
                         Chairman, Human Resources Committee
                         for the Board of Directors


By signing below I confirm my agreement
with the terms of this letter.

/s/ Allen Weintraub

Allen Weintraub
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